Exhibit 99.1

Pharmasset, Inc. 303-A College Road East Princeton, NJ 08540 U.S.A. Phone: (609) 613-4100 Fax: (609) 613-4150 www.pharmasset.com Nasdaq: VRUS

Pharmasset Announces Two-for-One Forward Stock Split

PRINCETON, N.J., - (August 9, 2011) - Pharmasset, Inc. (Nasdaq: VRUS) announces that its Board of Directors declared a two-for-one split of Pharmasset’s common stock, par value $0.001 per share, in the form of a 100% common stock dividend. Stockholders of record as of the close of business on August 22, 2011 will receive one additional share of common stock for each share then owned. The distribution date for the new shares will be August 31, 2011. There are currently approximately 37.7 million shares of common stock outstanding. Upon completion of the stock split, there will be approximately 75.4 million shares of common stock outstanding.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing, and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is the development of oral therapeutics for the treatment of hepatitis C virus (HCV) infection. Our research and development efforts are focused on nucleoside/tide analogs, a class of compounds which act as alternative substrates for the viral polymerase, thus inhibiting viral replication. We currently have three clinical-stage product candidates advancing in trials in various populations. Our pyrimidine, PSI-7977, an unpartnered uracil nucleotide analog, is currently under study in four Phase 2b trials in patients with HCV genotypes 1 through 6, including abbreviated duration interferon and interferon-free regimens. Our purine, PSI-938, an unpartnered guanosine nucleotide analog, reported safety and efficacy data from 14 days of monotherapy as well as 14 days in combination with the pyrimidine, PSI-7977. An SVR-endpoint study of the purine-pyrimidine combination is anticipated to begin in the third calendar quarter of 2011. Mericitabine (RG7128) continues in three Phase 2b trials and one interferon-free trial being conducted through a strategic collaboration with Roche.

Contact

Richard E. T. Smith, Ph.D.

VP, Investor Relations and Corporate Communications

richard.smith@pharmasset.com

Office: +1 (609) 613-4181

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts are “forward-looking statements,” that involve risks, uncertainties, and other important factors, including, without limitation, the risk that the stock split does not occur, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies involving our product candidates will not be repeated or observed in ongoing or future studies involving our product candidates, the risk that our collaboration with Roche will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of risks, uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 and our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission.